Exhibit 10(ii)(8)

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement (“Agreement”) is made and entered into as of August 4, 2003, by and between Illini Corporation, an Illinois bank holding company organized under the laws of the State of Illinois (“Illini”), and Donald L. Deters, 1817 Briar Meadow Court, St. Louis, Missouri (“Officer”).

WITNESSETH

WHEREAS, the Officer is seeking employment with Illini as Senior Vice President with the salary as set forth in this Agreement;

WHEREAS, Illini wishes to attract and retain highly qualified executives and to achieve this goal it is in the best interests of Illini to secure the continued services of the Officer regardless of a change in control of Illini, and to reward the Officer in accordance with his contributions to Illini’s success;

WHEREAS, Illini and Officer are willing, in order to induce the Officer to remain an employee of Illini, and to provide the Officer a measure of security with respect to his employment with Illini in the event of a change in control of Illini so that the Officer will be in a position to act with respect to a possible change in control of Illini in the best interests of Illini and its shareholders without concern as to the Officer’s own financial security, to agree that employment of the Officer shall be terminable only in accordance with Section II herein;

WHEREAS, Illini is willing, in order to compensate the Officer fairly for the Officer’s contribution to the prosperity of Illini, and in order to induce the Officer to remain in employment with Illini, to agree that Officer shall be compensated in accordance with the terms and conditions herein; and

NOW, THEREFORE, Illini and Officer agree as follows:

Section I.  EMPLOYMENT

A.  Term.  Illini shall continue to employ Officer as its Senior Vice President until August 4, 2006,  (the “Term”), unless terminated prior to the expiration of the Term pursuant to Section II herein.

B.  Compensation.  As compensation for services provided to Illini by Officer pursuant to this Agreement, Illini shall pay the Officer an annual base salary of $91,500.00, which salary may be increased from time to time. It is expressly understood that the annual base salary of Officer shall be allocated between Illini and a subsidiary or subsidiaries of Illini accordance with the time the Officer may devote to a subsidiary or subsidiaries.  The Officer shall also be eligible to participate in any other compensation and benefit plans generally available to executive employees of Illini of like grade and salary including, but not limited to, retirement plans, group life, disability, accidental death and dismemberment, travel and accident, and health and dental insurance plans, incentive compensation plans, stock compensation plans, deferred compensation plans, supplemental retirement plans, qualified and non-qualified incentive stock option plans, and excess benefit plans. Such other compensation and benefit plans are hereinafter referred to collectively as the “Compensation and Benefits Plans”.

C.  Duties. Officer shall perform such duties and functions as are assigned to him by the bylaws of Illini, as amended or restated by the Board of Directors of Illini. Illini shall provide the Officer with a description of his duties at the inception of his employment which shall remain unchanged until such time as changes in duties or function are approved by Illini’s Board of Directors. In the event of an actual or potential Change in Control (as defined in Section II, H) of Illini, Officer shall perform his duties and function in a manner that is consistent with the best interests of Illini and its shareholders, without regard to the effect that the potential or actual Change in Control may have on the officer personally.

D.  Duty Of Loyalty.  The Officer shall work full-time for Illini only, or for a subsidiary thereof, provided that:

(a) He may also engage in charitable, civic and other similar activities;

(b) With the consent of the Board of Directors of Illini, he may serve as a director of a business organization not competing with Illini or a subsidiary thereof; and

(c) He may make such investment and reinvestment in business activities as shall not require a substantial portion of his time.

E. Duty Not To Disclose Confidential Information.  The Officer acknowledges that his relationship with Illini is one of high trust and confidence, and that he has access to Confidential Information, as hereinafter defined, of Illini.  The Officer shall not directly or indirectly, communicate, deliver, exhibit or provide Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Officer’s duties. The duties contained in this paragraph shall be binding upon the Officer during the time that he is employed under this Agreement and following the termination of such employment. Such duties will not apply to any such Confidential Information that is or becomes in the public domain through no action on the part of the Officer, is generally disclosed to third parities by Illini without restriction on such third parties, or is approved for release by written authorization of the Board of Directors of Illini or subsidiary thereof.  The term “Confidential Information” shall mean any and all confidential, proprietary, or secret information relating to the Illini’s business and the business of any subsidiary thereof or related companies, services, customers, business operations, or activities and any and all trade secrets, products, methods of conducting business, information, skills, knowledge, ideas, know-how or devices used in, developed by, or pertaining to Illini’s business and the business of any subsidiary thereof or related companies, and not generally known, in whole or in part, in any trade or industry in which Illini or any subsidiary or related company is engaged.

Section II. TERMINATION

A.  Term of Agreement.  This Agreement shall run for an initial term of three years from its inception. Subject to the approval of the Board of Directors of Illini, or unless Illini terminates for cause, or Officer terminates in accordance with Section II, the original agreement shall be extended each year for one additional year for each year that lapses from the initial term so that the Agreement maintains a length of three years. In the event of a termination by Illini for cause, or by the Officer under Section II, all obligations hereunder shall terminate except as specifically set forth in the Agreement.

B. Voluntary Termination by Officer. The Officer may voluntarily terminate this Agreement by providing thirty days notice to Illini, in which event Illini shall have no further obligation to the Officer hereunder from the date of such termination except to pay Officer earned but unpaid salary and benefits and to honor vested option rights without imposing further condition or reduction thereof, and the Officer shall have no further obligation to Illini hereunder except the duty to not disclose Confidential Information in accordance with Section I, E.

C. Termination By Death Of Officer. In the event the Officer’s employment with Illini is terminated due to the Officer’s death, Illini shall have no further obligation to the Officer, his heirs or legatees hereunder from the date of such termination, except to notify Officer’s heirs or legatees of earned but unpaid salary and benefits due under the Compensation and Benefit Plans and the value, terms and condition of vested option rights, and to pay Officer’s heirs or legatees amounts due officer hereunder without imposing further condition or reduction thereof and the heirs and legatees of the Officer shall have no further obligation.

D. Termination By Disability Of Officer. In the event the Officer’s employment with Illini is terminated due to the Officer’s Permanent Disability, Illini shall have no further obligation to the Officer hereunder from the date of such termination except to notify the employee of and pay at the direction of Officer or person empowered by Officer to direct payment earned but unpaid salary and benefits due under the Compensation and Benefit Plans and to honor vested option rights without imposing further condition or reduction thereof, and Illini shall have no further obligation to Officer or person empowered by Officer to direct payments due under the Agreement. For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of the Officer which:

1.               Has continued uninterrupted for six months;

2.               Is expected to continue indefinitely; and

3.               Is determined by Illini to render the Officer incapable of adequately performing his duties.

In case of dispute in applying “Permanent Disability” to a physical or mental condition of Officer, the test of disability used by the United States Social Security Administration for the

same or similar purposes shall be the final standard for determining the “Permanent Disability” of the Officer.

E.  Termination by Illini Without Cause.  Illini may terminate this Agreement without cause prior to the Firm Term as hereinafter defined by providing thirty days notice to the Officer. In such event, the Officer shall have no further obligation to Illini hereunder, except the duty to not disclose Confidential Information in accordance with Section I, E, and Illini shall have no further obligation to the Officer hereunder from the date of such termination except (i) to pay to the Officer the salary payments described in Section I, B, in the amount in effect on the date of termination, for a period of twelve months from the date of termination, (ii) to pay to the Officer earned but unpaid salary and any other benefits under the Compensation and Benefit Plans without imposing further condition or reduction thereto, and (iii) to pay to the Officer reasonable expenses of out placement within the financial institutions or financial industry during the twelve month period following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expense and Officer’s furnishing of evidence thereof to Illini and shall not include moving or relocation expense; and provided, however, that any benefit to be provided by a Compensation and Benefit Plan may be provided by Illini through cash or equivalent value or through a nonqualified arrangement or arrangements if, in the judgment of Illini, permitting the Officer to participate in such plan after the date of termination would adversely affect the tax status of such plan, and if, in the judgment of the Officer, any proposed cash or equivalent value through a nonqualified arrangement or arrangement would not materially increase the tax liabilities of Officer under federal or state income tax or estate tax laws.

F. Termination by Illini With Cause.  Prior to or during the Firm Term, Illini may terminate this Agreement for Cause.  For purposes of this Agreement, Cause shall mean;

1.               The Officer’s willful and material breach of a provision of this Agreement;  or

2.               The Officer willfully engages in illegal conduct or gross misconduct, which materially and demonstrably injures Illini;

For purposes of determining whether “Cause” exists, no act or failure to act on the Officer’s part shall be considered “willful” unless it is done, or omitted to be done, by the Officer in bad faith or without reasonable belief by the Officer that his action or omission was in the best interest of Illini. In the event of the Officer’s termination for Cause, Illini will have no further obligation to the Officer under the Agreement from the date of such termination.

G. Termination Following Change in Control.  In the event there is a Change in Control of Illini, as defined in Section H below, during the Term, and (1) within the period commencing twelve months prior to the date of a Change in Control and ending twelve months following the date of the Change in Control (the “Firm Term”), the Officer’s employment hereunder is terminated by the Illini other than for Cause, as defined in Section II, F; or (2) Within the Firm Term, the Officer resigns from his employment hereunder upon thirty days written notice given to Illini within thirty days following a material change in the Officer’s title, authorities or duties, in effect immediately prior to the Change in Control, a reduction in the compensation or a reduction in benefits provided pursuant to this Agreement or the Compensation and Benefit Plans below the amount of compensation and benefits in effect immediately prior to the Change in Control, or a change of the Officer’s principal place of employment without his consent to a city more than 25 miles from Springfield, Illinois, then the Officer shall have no further obligation to Illini hereunder, except the duty not to disclose Confidential Information in accordance with Section I, E, and Illini shall have no further obligation to the Officer hereunder from the date of termination except (i) to pay to the Officer the salary payments described in Section I, B, in the amount in effect on the date of termination, for a period of twelve months from the date of termination, (ii) to pay to the Officer any other benefits due under the Compensation and Benefit Plans without imposing further condition or reduction thereof, and (iii) to pay to the Officer reasonable expenses of out placement within the financial institutions industry or financial industry following the date of termination; provided, however, out placement expenses shall be paid only upon actually incurring such expenses and Officer’s furnishing of evidence thereof to the Illini and shall not include moving or relocation expenses and provided, however, that any benefit to be provided  by the Illini through cash of equivalent values or through a nonqualified arrangement or arrangements if, in the judgment of the Illini, permitting the Officer to participate in such plan after the date of termination would adversely affect the tax status of such plan.

H. Change in Control Defined.  A Change in Control of the Illini shall have occurred:

1.               On the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than Illini or any of its wholly owned subsidiaries), to acquire Voting Stock of Illini if:

i.                  After giving effect to such offer such corporation, person, other entity or group would own 50% or more of the Voting Stock of Illini;

ii.               There shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and such corporation, person, other entity or group has secured all required regulatory approvals to own or control 50% or more of the Voting Stock of Illini;

2.               If the shareholders of Illini approve a definitive agreement to merge or consolidate Illini with or into another corporation in a transaction in which neither Illini nor any of its wholly owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of Illini’s assets to any corporation, person, other entity or group (other than Illini or any of its wholly owned subsidiaries), and such definitive agreement is consummated;

i.                  If any corporation, person, other entity or group (other than Illini or any of its wholly owned subsidiaries) becomes the Beneficial Owner (as that term is defined in the Securities and Exchange Commission’s Rule 13d-3 under the Securities Exchange Act of 1934) of stock representing 50% or more of the Voting Stock of Illini; or

ii.               If during any period of two consecutive years Continuing Directors cease to comprise a majority of Illini’s Board of Directors.

3.               The term “Continuing Director’ means:

i.                  Any member of the Board of Directors of the Illini at the beginning of any period of two consecutive years; and

ii.               Any person who subsequently becomes a member of the Board of Directors of the Illini, if:

(1) Such person’s nomination for election or election to the Board of Directors of Illini is recommended or approved by resolution of a majority of the Continuing Directors; or

(2) Such person is included as a nominee in a proxy statement of the Illini  distributed when a majority of the Board of Directors of Illini consists of Continuing Directors.

4.               “Voting Stock” means those shares of Illini entitled to vote generally in the election of directors.

I. Termination of Related Offices.  The parties agree that in the event Officer’s employment by Illini is terminated for any reason, Officer will immediately resign from all other positions or offices held with Illini, including any directorships with Illini, or any subsidiaries thereof.

J. Officer’s Costs of Enforcement.  Illini shall pay all expenses of Officer, including but not limited to attorney’s fees, incurred in enforcing payments by Illini pursuant to this Agreement.

Section III. MISCELLANEOUS

A. Assignment of Officer’s Rights.  The Officer may not assign, pledge or otherwise transfer any of the benefits of this Agreement either before or after termination of employment, and any purported assignment, pledge or transfer of any payment to be made by Illini hereunder shall be void and of no effect.  No payment to be made to the Officer hereunder shall be subject to the claims of creditors of the Officer.

B. Agreements Binding on Successor.  This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors, assign, personal representatives, heirs, legatees and beneficiaries.

C. Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by first class mail to the Officer or Illini, at his or its address as set forth above, or to such other address of which either the Officer or Illini shall notify the other in writing.

D. Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Officer or Illini.

E. Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes prior agreements between Officer and Illini.  It may be modified or amended only by an agreement in writing signed by the party against whom enforcement of any change or amendment is sought.

G. Severability of Provisions.  If for any reason any paragraph, term or provision of this Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all paragraphs, terms and provisions of this Agreement shall be deemed to be several in nature. An Offer of Employment containing various special terms and conditions of the Officer’s employment was made between Illini and Officer and is attached to this Agreement and incorporated hereinto by this reference.

H. Governing Law.  This Agreement is made in, and shall be governed by, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

ILLINI CORPORATION		[OFFICER]
By:	/s/ Burnard K. McHone	/s/ Donald L. Deters
Its: President		Date:	3-9-04
Date: August 4, 2003

Exhibit A

DESCRIPTION OF RESPONSIBILITES AND DUTIES

[Insert or attach job description.]

ADDENDUM

The purpose of this addendum is to provide details of certain additions to the standard arrangements offered by Illini that represent agreements between Illini Corporation (“Illini”) and Donald L. Deters regarding the following employment related expenses and other terms and conditions of his employment:

1.               Illini agreed to pay Mr. Deters $550.00 per month for three years for the use of a vehicle in business.  In satisfaction of this agreement, Illini purchased a vehicle (see attached) and obligated itself to make payment in lieu of monthly cash payments. Mr. Deters will use the vehicle at no further cost to himself for three years, at which time he will purchase the vehicle from Illini at an amount equal to the original purchase price less $550.00 per month for three years.

2.               Merit review after six months of employment and annually thereafter.

3.               Adoption of incentive stock option plan by June 30, 2004, including a recommendation of a grant of 5,000 shares.

4.               22 personal days, with 12 personal days for balance of 2003.

5.               Illini agreed to pay fifty per cent (50%) of the commission on the sale of Mr. Deters residence in St. Louis, and pay temporary housing allowance per attached memo.

Signed,		Accepted,
ILLINI CORPORATION

Burnard K. McHone, President		Donald L. Deters
Date:	3-9-04	Date:	3-9-04

Attachment: IC Memo Dated July 28, 2003